UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)    December 19, 2008

AspenBio Pharma, Inc.
(Exact name of registrant as specified in charter)

Colorado	001-33675	84-155338
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1585 South Perry Street, Castle Rock, CO	80104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 794-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

        On December 19, 2008 the board of directors (the “Board”) of AspenBio Pharma, Inc. (the “Company”) appointed John H. Landon, 68, to the Company’s Board of Directors, filling a current vacancy on our Board of Directors, to serve until the Company’s 2009 Annual Meeting of Shareholders or until his successor is elected and qualified. Upon his appointment Mr. Landon was not appointed to any committees of the Board of Directors, however in the future we may determine it is appropriate to do so.

         Mr. Landon’s career includes more than 30 years of broad, multi-functional experience with the DuPont Company. Prior to retiring from active management, Mr. Landon served as vice president and general manager of medical products for DuPont. He had worldwide responsibility for all of DuPont’s medical products businesses, encompassing total annual sales of $1 billion and more than 5,000 employees. In addition to other director roles, Mr. Landon served as chairman of the board of Cholestech Corporation prior to its 2007 sale to Inverness Medical and as a director of Digene Corporation prior to its 2007 sale to Qiagen. He currently is a member of the board of LipoScience, Inc., and Christiana Care Health System, and a member of the board of advisors for Water Street Healthcare Partners.

        As a director, Mr. Landon was granted initial stock options upon appointment to the Board as well as an annual award of stock options for 2008, for total options evidencing the right to acquire 67,035 common shares at an exercise price of $5.87 per share. The options, granted under the Company’s 2002 Stock Incentive Plan, vest annually in arrears over three years and expire in ten years. Additionally under the directors’ compensation plan, as an independent director, he also will receive cash compensation of $1,000 per month.

        The Company issued a press release on December 22, 2008 in connection with the appointment of Mr. Landon, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01   Exhibits.

Exhibit No	Description

99.1	Press release dated December 22, 2008, titled, “AspenBio Expands Board with Addition of John H. Landon”.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AspenBio Pharma, Inc. (Registrant)
Date: December 22, 2008	By:	/s/ Jeffrey G. McGonegal
Jeffrey G. McGonegal
Chief Financial Officer